Exhibit 10.10(a)

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been request with respect to the omitted portions.

SECOND AMENDMENT TO

DEVELOPMENT AND MANUFACTURING AGREEMENT

This Second Amendment to Development and Manufacturing Agreement (this “First Amendment”) is made as of December 15th, 2014 (“Second Amendment Effective Date”) by and among W.O.M. World of Medicine, GmbH, a German corporation with a place of business at Salzufer 8, 10587 Berlin (“WOM Germany”), W.O.M. World of Medicine, USA, a Florida corporation with a place of business at 4531 36th St., Orlando, FL 32801 (“WOM USA,” and together with WOM Germany, “WOM”) and SurgiQuest, Inc., a Delaware corporation with its principal place of business at 333 Quarry Road Milford, CT 06460 (“SurgiQuest”).

RECITALS

WHEREAS, WOM and SurgiQuest entered into that certain Development and Manufacturing Agreement dated as of October 12, 2009 (the “Agreement”), in which SurgiQuest and WOM agreed to jointly develop the Airseal® DPIS 2000 and Tube Sets; and

WHEREAS, WOM and SurgiQuest entered into that certain First Amendment Agreement dated as of August 16, 2010 (the “First Amendment”); and

WHEREAS, the Parties now desire to replace and supersede the First Amendment in its entirety with the terms hereof; and

WHEREAS, WOM and SurgiQuest now desire to work together to develop the next generation of the Airseal® DPIS 2000 and Tube Sets; and

WHEREAS, WOM and SurgiQuest have agreed to amend certain provisions contained in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)            Unless otherwise defined herein, all capitalized terms in this Second Amendment shall have the same meanings ascribed to them in the Agreement.

2)            All references to Attachment A in the Agreement shall be deemed to include Attachment A-1, attached hereto.

3)            The definition of “Development Period” is hereby deleted in its entirety and replaced with the following:

“Development Period” means the period of time during which the Parties perform Development Work. The Development work shall begin on the Effective Date or the Second Amendment Effective Date as the case may be.

4)            The definition of “DPIS Device” is hereby amended to include the next generation version of the DPIS Device, the 2d generation AirSeal® 2000 (“2d Generation”), which will be developed pursuant to this Second Amendment.

5)            The definition of “Statement of Work” is hereby deleted in its entirety and replaced with the following:

“Statement of Work” shall mean, with respect to the DPIS Device and Tube Sets contemplated under the Agreement, that Statement of Work attached as Attachment A to the Agreement, and with respect to the DPIS Device and Tube Sets added to the Agreement by the Second Amendment, that Statement of Work attached to this Second Amendment as Attachment A-1.

6)            The definition of “Supply Period” is hereby deleted in its entirety and replaced with the following:

“Supply Period” means a period during which WOM will supply SurgiQuest with Commercial Products.

7)            The definition of “Tube Sets” is hereby :

“Tube Sets” shall mean, with respect to the DPIS 2000 the SEM-Evac, ASM-Evac and SIM-TUB Tube Sets and with respect to the 2d Generation the next generation of SEM-Evac SEM-Evac, ASM-Evac and SIM-TUB Tube Sets compatible with the 2d Generation.

8)            Section 2.1 of the Agreement is amended to add the following to the end of Section 2.1(a).

The parties shall use Commercially Reasonable Efforts to complete the Statement of Work and Product Specifications for the 2d Generation as soon as possible. Upon mutual agreement of the Product Specifications, WOM will prepare a Statement of Work, including a preliminary detailed costed bill of materials and description of the product, for the 2d Generation and associated Tube Sets for review by SurgiQuest. The parties will agree within the Statement of Work on the format and content of the detailed costed bill of materials. The Statement of Work shall also include design input, device specifications, a description of initial testing, such as a timeline for completion of the Development Work, Minimum quantities and the estimated prices. Upon finalization and mutual agreement of the terms of the Statement of Work, it will be attached hereto as Attachment A-1 and incorporated herein.

9)            Section 2.1(h) of the Agreement is deleted in its entirety and replaced with the following:

WOM shall complete the documentation associated with the design of the Development Work Products and Commercial Products, including design history files, specifications, drawings, bills of material, and testing results. Creation and retention of these documents will be done in accordance with requirements of applicable regulatory Standards (ISO 13485 and FDA 21CFR Part 800). WOM agrees to provide such design documentation to SurgiQuest upon SurgiQuest’s written request. Subject to the exceptions in Section 11, such documentation shall be Confidential Information of SurgiQuest. WOM will provide the requested design documentation within ten (10) working days of receipt of SurgiQuest’s written request.

10)          Section 2.1 of the Agreement is amended to add the following to the end of Section 2.1(j).

If the Parties determine that development of a new Development Work Product is desirable, which is not contemplated under this agreement, the Parties shall jointly prepare and approve a description of the Development Work in a Statement of Work and jointly agree on a Amendment to this agreement. The Statement of Work shall contain defined milestones that are to be reached during the Development Work. The Statement of Work shall also include design input, device specifications, a description of initial testing, such as a timeline for completion of the Development Work, Minimum quantities and the estimated prices.

11)          Section 3.3(a) of the Agreement is deleted in its entirety and replaced with the following:

(a) Prior to the commencement of the Supply Period, WOM shall supply a reasonable number of clinical samples of the 2d Generation of the DPIS Device (i.e., not less than seven (7) United States versions and three (3) E.U. versions of the DPIS Device).

12)          Section 3.3(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) (i) WOM shall supply and SurgiQuest shall purchase the Airseal® DPIS 2000 pursuant to the current terms, conditions and prices valid at the Second Amendment Effective Date. WOM and SurgiQuest shall negotiate in good faith a mutually agreeable price for 1.9 version of software and hardware. Such price shall be set forth on Exhibit A, attached hereto and incorporated herein and shall be firm until December 31, 2016, unless otherwise adjusted as provided herein.

(ii) During the Development Period and before the start of the Supply Period for the 2d Generation, WOM and SurgiQuest shall negotiate in good faith a mutually agreeable price for the 2d Generation and associated Tube Sets (“Purchase Price”). At least 30 days before any Purchase Price negotiations, WOM will provide SurgiQuest with a detailed costed bill of materials in the format and with the content as agreed in the Statement of Work and description of the product, to enable SurgiQuest to understand the pricing and to negotiate effectively.

If requested by SurgiQuest, the BoM is subject to any independent audit as set forth in and accordingly to section 3.3 c.

The parties agree that the determination of the purchase price shall be governed by the description and definitions outlined in Exhbit C “Price Determination of the 2d Generation”.

Upon agreement by the Parties of a Purchase Price, such the Purchase Price shall be set forth on Exhibit B, attached hereto and incorporated herein and shall be firm to the extend agreed by the parties, unless otherwise adjusted as provided herein.

(iii)    If, during the Development Period, the Product Specifications for the 2d Generation and associated Tube Sets are changed, WOM will promptly notify SurgiQuest of the expected influence such a change would have on the Purchase Price

(iv)    If, during the Supply Period, the price charged to WOM by a supplier of a critical component to produce the 2d Generation or associated Tube Sets increases by more than  WOM will promptly notify SurgiQuest. Upon written evidence of such price increase and the effect on the Purchase Price, the parties will negotiate, in good faith, a mutually agreeable increase to the Purchase Price.

(v)         If WOM’s costs to produce any Commercial Product decreases for any reason more than  including as a result of changes or improvements in process and production or supplier cost decrease, WOM shall promptly notify SurgiQuest of such reduction and the Parties shall negotiate, in good faith, a mutually agreeable decrease to the Purchase Price.

13)          Section 3.3(c) of the Agreement is deleted in its entirety and replaced with the following:

If, in the event of a Change of Control, a financial audit of WOM is necessary, WOM will cooperate with such audit. SurgiQuest shall select an independent certified public accounting firm (“SQ Accountant”) reasonably acceptable to WOM. SQ Accountant shall have the right to review, with WOM’s auditors, WOM’s annual financial statements. SQ Accountant shall disclose to SurgiQuest or its representative only its evaluation of WOM’s capacity to meet its financial and contractual commitments to SurgiQuest. The costs for SQ Accountant and WOM’s accountants shall paid by SurgiQuest. For the purpose of this Section 3.3(c), “Change in Control” shall mean: (i) initial public offering SurgiQuest securities or common stock (ii) a sale of all or substantially all of SurgiQuest’s assets or capital stock or (iii) any merger or consolidation pursuant to which SurgiQuest’s stockholders shall receive cash or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been request with respect to the omitted portions.

securities of another corporation and less than 50% of the outstanding capital stock of the surviving corporation pursuant to such merger or consolidation shall be owned by the stockholders of SurgiQuest.

14)          Section 3.3(d) of the Agreement is deleted in its entirety and replaced with the following:

Terms of sale are ex works Incoterms 2010 from WOM’s Ludwigsstadt facility.

The parties agree to provide each other with reasonable documents, including, but not limited, customs and shipping documents, as necessary for the other party or its affiliates to comply with tax and customs requirements.

15)          Section 3.6(c) of the Agreement is deleted in its entirety and replaced with the following :

SurgiQuest shall inspect the Commercial Products upon receipt and shall have thirty (30) days to notify WOM of any Commercial Products lost or damaged during transit, or that do not conform to the applicable specification. If the defect described in the notice of defects is attributable to faulty material or manufacturing, SurgiQuest must promptly send back to WOM the goods or parts of the goods, unless otherwise mutually agreed. WOM shall assume all necessary expenses with respect to the removal of defects, in particular, transport, travel, labor and material costs.

16)          Section 3.6(d)(i) of the Agreement is deleted in its entirety and replaced with the following:

WOM’s Quality Management System (QMS), as it applies to the manufacturing of Commercial Products for SurgiQuest hereunder, shall, to the extent legally applicable to the manufacture of components that are incorporated into finished medical devices, comply with the current or in-force revision of ISO 13485 standard for Medical Devices and FDA Quality System Regulations & 21 CFR Part 800. WOM shall incorporate a set of checks and balances in its manufacturing processes for the Commercial Products.

17)          Section 3.7(a) of the Agreement is deleted in its entirety and replaced with the following:

If any DPIS Device becomes inoperative or otherwise defective in normal use within twelve (12) months from date of delivery to SurgiQuest by WOM and such inoperativeness or defectiveness is due to a defect in material or workmanship by WOM or its supplier, then WOM shall, at its sole option, either repair or replace such DPIS Device within thirty (30) days after WOM receives such DPIS Device from SurgiQuest. This warranty is assignable by SurgiQuest to its customers.

18)          Section 3.7 of the Agreement is amended by adding the following as a new subsection (e):

e) If a Commercial Product requires repair or return pursuant to the warranties in this Section 3.7, WOM will pay all necessary expenses with respect to the return or removal, in particular, transport, travel, labor and material costs.

19)          Section 3.10(a) of the Agreement is deleted in its entirety and replaced with the following:

20)          Section 3.12(b) of the Agreement is deleted in its entirety and replaced with the following:

If WOM stops or plans to stop production of the Commercial Products it will immediately notify SurgiQuest in writing. If SurgiQuest is not in material breach of this Agreement, then, in addition to any remedies available to SurgiQuest under this Agreement, WOM shall (i) upon reasonable request by SurgiQuest, undertake Commercially Reasonable efforts to make available to SurgiQuest at least a two (2) year supply of Commercial Products, including all required repair services and spare parts, which two (2) year supply shall be based on the number of Commercial Products most recently forecasted to be purchased by SurgiQuest, the price of such Commercial Products, including all required repair services and spare parts supplied to SurgiQuest shall be computed pursuant to Section 3.3(b); and (ii) upon request by SurgiQuest, provide SurgiQuest with all information necessary to manufacture, or have manufactured, the Commercial Products.

21)          Section 3.13 of the Agreement is amended by adding the following as a new subsection (a) and renumbering the remaining subsections accordingly:

a)             Supply Period Term. Unless earlier terminated in accordance with the provisions of this Agreement, the Supply Period will begin for the Airseal® 2000 upon the Second Amendment Effective Date and for the 2d Generation upon (a) acceptance of the results of the Development Work and Development Work Products by SurgiQuest and (b) FDA approval of the Development Work Products, as described in Section 3.1 and continue until the three (3) year anniversary of the FDA approval; provided however, that this Agreement shall remain in effect with respect to any purchase order then issued and confirmed at the time of such termination until performance thereunder is completed to the satisfaction of each Party, unless or until such purchase order is itself terminated as herein provided. This Agreement is automatically renewed for successive one (1)-year periods if not terminated upon at least six (6) months’ prior written notice before the Agreements expiration date or the end of any extension period. A maximum of a total of two (2), twelve (12) month, extensions are possible.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been request with respect to the omitted portions.

22)          Section 7.1 of the Agreement is deleted in its entirety and replaced with the following:

WOM shall invoice SurgiQuest with WOM’s shipment of Commercial Products with a correct invoice that conforms in all respects with the requirements of the purchase order. Payment terms for Commercial Products are net forty-five (45) days from the invoice date. All payments not made within the applicable payment period shall bear interest at the rate of 1% per month or any part thereof from the due date. Each invoice for Commercial Products shall set forth the purchase price thereof most recently determined pursuant to Section 3.3 hereof.

23)          Section 7.2 of the Agreement is deleted in its entirety and replaced with the following:

All invoices and payments shall be in United States Dollars (“USD”). Prices stated by WOM are net prices. All invoices will as far as required by law separately identify excise taxes and value added taxes.

All charges for packaging are included in the price unless otherwise agreed to by the Parties. WOM will pack all Products ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling during loading and unloading, which shall at a minimum meet applicable industry standards.

24)          Section 7.3 of the Agreement is deleted in its entirety and replaced with the following:

Euro to U.S. Dollar Exchange. The Purchase Price shall be expressed in USD. The Purchase Price is calculated on an initial Conversion Rate of  USD per Euro. The Conversion Rate shall be adjusted on the last business day of each calendar quarter as described below if and only if the average exchange rate (USD per Euro) of the current month and prior two months source rate as reported on the Bloomberg screen at 9.00 a.m. EDT on the last business day of each of such three months differs from the then applicable Conversion Rate by at least ten cents ($0.1 USD). If there is such a difference, the Conversion Rate shall be adjusted by one-half of such difference. In the event the Conversion Rate is so adjusted, the Purchase Price shall be similarly adjusted. Regarding the purchase price for the 2d Generation and associated Tube Sets (“Purchase Price”) the initial Conversion Rate will be equal to the adjusted Conversion Rate valid at the time of the mutual agreement of the purchase price pursuant to Section 3.3. b, ii hereof.

25)          Section 12 of the Agreement is amended by adding the following as a new subsection 12.6:

12.6 Each party’s indemnification liability for all types of damages based on whatever legal principle is hereby limited to five million dollars (USD $5,000,000.00.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been request with respect to the omitted portions.

26)          Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved.

27)          The First Amendment is terminated as of the Second Amendment Effective Date and is of no further force or effect.

28)          This Second Amendment is effective as of the Second Amendment Effective Date.

29)          This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date above.

SURGIQUEST, INC.		WOM WORLD OF MEDICINE GmbH

By:	/s/ Kouros Azarbarzin	By:	/s/ Dr. C. Scholz

Name:	Kouros Azarbarzin	Name:	Dr. C. Scholz

Title:	CEO	Title:	CEO

WOM WORLD OF MEDICINE GmbH

		By:	/s/ Oliver Kupka

		Name:	Oliver Kupka

		Title:	CFO

WOM WORLD OF MEDICINE USA, INC.

		By:	/s/ Oliver Kupka

		Name:	Oliver Kupka

		Title:	Vice President WOM Inc.

Berlin, 15th December, 2014

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.